 Filed Pursuant to Rule 424(b)(3)
 Registration No: 333-288720
PROSPECTUS
GREEN PLAINS INC.
6,754,140 shares of Common Stock Offered by the Selling Stockholders
Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified herein (each, a “Selling Stockholder” and, together, the “Selling Stockholders”), of up to an aggregate 6,754,140 shares of common stock, par value $0.001 per share (“common stock”), of Green Plains Inc. (the “Company,” “we,” “our” or “us”), comprised of (i) 1,504,140 shares of common stock issuable on the exercise of common stock purchase warrants, exercisable at an exercise price of $0.01 per share, with an exercise period ending on May 7, 2035 (the “Ancora Warrants”) and (ii)(a) 2,000,000 shares of common stock issuable on the exercise of common stock purchase warrants, exercisable at an exercise price of $0.01 per share, with an exercise period ending on December 31, 2029 and (b) 3,250,000 shares of common stock issuable upon the exercise of common stock purchase warrants, exercisable at an exercise price of $0.01 per share, with an exercise period ending on August 10, 2035 (the “BlackRock Warrants,” and, together with the Ancora Warrants, the “Warrants”).
On May 7, 2025, the company entered into a secured $30 million revolving credit facility with Ancora Alternatives LLC (“Ancora”) that, pursuant to its terms, was terminated with no borrowings outstanding on July 30, 2025. Also executed as part of the credit facility, the company issued 1,504,140 Ancora Warrants to certain affiliates of Ancora. We are registering the resale of the common stock issuable upon exercise of the Ancora Warrants as required by the warrant agreements (the “warrant agreements”), each dated as of May 7, 2025, that we entered into with certain affiliates of Ancora.
Also on May 7, 2025, we entered into a supplemental indenture with certain funds and accounts managed by BlackRock, Inc. (“BlackRock”) with respect to our junior secured mezzanine notes issued to BlackRock. In connection with the supplemental indenture, we executed second amended and restated warrant agreements with BlackRock, covering an aggregate 2,000,000 BlackRock Warrants to purchase common stock.
On August 10, 2025, we amended and restated the indenture with respect to our $125 million junior secured mezzanine notes issued to BlackRock. In connection with the the amended and restated indenture, we entered into a subscription agreement with BlackRock and issued 3,250,000 BlackRock Warrants to purchase shares of common stock at an exercise price of $0.01 per share, with an exercise period ending on August 10, 2035.
This prospectus provides you with a general description of the shares of common stock offered hereby and the general manner in which the Selling Stockholders, upon exercise of the Warrants, may offer such securities. More specific terms of any securities that the Selling Stockholder offer may be provided in a prospectus supplement, if required, that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders. However, upon any exercise of the Warrants (specified herein and held by the Selling Stockholders) by payment of cash, we will receive the exercise price of such warrants. Pursuant to the warrant agreements that govern the Warrants, we will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of common stock by the Selling Stockholders pursuant to this prospectus. Our registration of the common stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of common stock. The Selling Stockholders may sell the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the common stock in the section entitled “Plan of Distribution.”
Our headquarters are located at 1811 Aksarben Drive, Omaha, Nebraska 68106. Our common stock is quoted under the symbol “GPRE” on The Nasdaq Global Market. On August 8, 2025, the closing price of our common stock on the Nasdaq Global Market was $7.40 per share. We will provide information in the related prospectus supplement for the trading market, if any, for any other securities that may be offered.
Prior to making a decision about investing in our Securities, you should consider carefully any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings we may make from time to time with the Securities and Exchange Commission. See “Risk Factors” on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
You should read this prospectus and the applicable prospectus supplement for the specific security being offered and any related free writing prospectus carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
THE DATE OF THIS PROSPECTUS IS AUGUST 13, 2025.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the shares of common stock described in this prospectus in one or more offerings. This prospectus generally describes Green Plains Inc. and its securities, including its common stock. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 6,754,140 shares of common stock from time to time through any means described in the section entitled “Plan of Distribution.”
We will not receive any proceeds from the sale of the common stock to be offered by the Selling Stockholders. Pursuant to the warrant agreements that govern the Warrants, we will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus.
More specific terms of any shares of the common stock that the Selling Stockholders offer may be provided in a prospectus supplement, if required, that describes, among other things, the specific amounts and prices of the common stock being offered and the terms of the offering. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
No offer of the common stock will be made in any jurisdiction where the offer is not permitted.
You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free-writing prospectus that we may authorize to be provided to you. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free-writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free-writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free-writing prospectus, or any sale of a security. We take no responsibility for, and can provide no assurances as to the reliability of, any different or inconsistent information that others may give you. Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”
This prospectus contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. These statements are based on current expectations which involve a number of risks and uncertainties and do not relate strictly to historical or current facts, but rather to plans and objectives for future operations. These statements include words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “predict,” “may,” “could,” “should,” “will” and similar words and phrases as well as statements regarding future operating or financial performance or guidance, business strategy, environment, key trends and benefits of actual or planned acquisitions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The forward-looking statements are made in accordance with safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations regarding future events are based on reasonable assumptions, any or all forward-looking statements in this prospectus may be based on inaccurate assumptions or not account for known or unknown risks and uncertainties, and therefore, be incorrect. Consequently, no forward-looking statement is guaranteed, and actual future results may vary materially from the results expressed or implied in our forward-looking statements. The cautionary statements in this prospectus expressly qualify all of our forward-looking statements. In addition, we are not obligated, and do not intend, to update any of our forward-looking statements at any time unless an update is required by applicable securities laws.
Factors that could cause actual results to differ from those expressed or implied in the forward-looking statements include, but are not limited to, those discussed in Part I, Item 1A — Risk Factors of our annual report on Form 10-K for the year ended December 31, 2024 and any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Specifically, we may experience fluctuations in future operating results due to a number of economic conditions and other factors, including: the status, expected timing, and expected outcome of our Board of Directors’ ongoing review of strategic alternatives; the failure to realize the anticipated results from the new products being developed; the failure to realize the anticipated costs savings or other benefits of the acquisition by us of all the publicly held common units of the partnership not already owned by us and our affiliates in Green Plains Partners LP (the “Merger”); local, regional and national economic conditions, including volatility in inflation and interest rates, and the impact they may have on the company and its customers; disruption caused by health epidemics; conditions in the ethanol industry and other industries in which we operate; competition in the ethanol and biofuels industry, including a sustained decrease in the level of supply or demand for ethanol and biofuels or a sustained decrease in the price of ethanol or biofuels; commodity market risks, including those that may result from weather conditions; changes in government policies and global political or economic conditions; the financial condition of the company’s customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the Merger; changes in safety, health, environmental and other governmental policy and regulation, including changes to tax laws such as the One Big Beautiful Bill Act, the impact of tariffs, renewable fuel programs and low carbon programs; risks related to acquisition and disposition activities and achieving anticipated results; risks associated with merchant trading; risks related to our equity method investees; the results of any reviews, investigations or other proceedings by government authorities; the performance of the company; and other factors detailed in reports filed with the SEC.
In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or any document incorporated by reference might not occur. We caution investors not to place undue reliance on the forward-looking statements, which represent management’s views only as of the date of this prospectus or documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS
References to “we,” “us,” “our,” “Green Plains,” or the “company” refer to Green Plains Inc. and its subsidiaries.
Green Plains is an Iowa corporation, founded in June 2004 as a producer of low-carbon fuels and has grown to be a leading biorefining company maximizing the potential of existing resources through fermentation and patented agribusiness technologies. We continue the transition from a commodity-processing business to a value-added agricultural technology company creating sustainable, high-value ingredients from existing resources. To that end, we are currently executing on a number of initiatives to develop and implement proven agricultural, food and industrial biotechnology systems that allow for product diversification, new market opportunities and production of additional value-added low-carbon ingredients, such as Ultra-High Protein, dextrose, renewable corn oil and more, as well as offering these technologies to the broader biofuels industry.
We group our business activities into the following two operating segments to manage performance:
•
Ethanol Production.   Our ethanol production segment includes the production, storage and transportation of ethanol, distillers grains, Ultra-High Protein and renewable corn oil at ten biorefineries in Illinois, Indiana, Iowa, Minnesota, Nebraska and Tennessee. At capacity, our facilities are capable of processing approximately 310 million bushels of corn per year and producing approximately 903 million gallons of ethanol, 2.2 million tons of distillers grains and Ultra-High Protein, and 310 million pounds of renewable corn oil, a low-carbon feedstock for biodiesel and renewable diesel. We are one of the largest ethanol producers in North America.

•
Agribusiness and Energy Services.   Our agribusiness and energy services segment includes grain procurement, with approximately 20.2 million bushels of grain storage capacity, and our commodity marketing business, which markets, sells and distributes the ethanol, distillers grains, Ultra-High Protein and renewable corn oil produced at our ethanol plants. We also buy and sell ethanol, distillers grains, renewable corn oil, grain, natural gas and other commodities in various markets.

We are a leader in deploying carbon capture technology to reduce the carbon intensity (“CI”) of our biofuels at several of our production facilities. We are well underway with our carbon reduction strategy. We committed our seven biorefineries in Nebraska, Iowa and Minnesota to carbon capture and sequestration projects through carbon pipeline transport, our four Iowa and Minnesota facilities with Summit Carbon Solutions and our three Nebraska biorefineries with Trailblazer CO2 Pipeline LLC, which will lower greenhouse gas (“GHG”) emissions through the capture of biogenic carbon dioxide at each of these biorefineries, significantly lowering their CI, in some cases by more than half. We have executed agreements for the purchase and financing of, and are under construction for the installation of, carbon capture equipment at our three Nebraska plants. We anticipate completion of these Nebraska biorefinery carbon capture projects in the fourth quarter of 2025, and Summit Carbon Solutions intends to be operational in 2027. There are few ethanol production facilities with carbon capture in place today, and we believe we may be among the first to produce lower-CI ethanol at scale. In addition, we are exploring alternatives for biogenic carbon dioxide utilization where pipeline transport or direct injection may not be feasible. Reducing the CI of our ethanol could allow us to benefit from state, federal and foreign clean fuel programs, including the low carbon fuel standard (“LCFS”) programs at the state level and federal tax credits under the Inflation Reduction Act of 2022 (the “IRA”), including the 45Z Clean Fuel Production Credit, and could position our low-carbon ethanol as a potential feedstock for alcohol-to-jet (“ATJ”) pathways to produce sustainable aviation fuels (“SAF”).
SAF is a drop-in fuel, chemically identical to petroleum-based jet fuel and can be blended into the fuel supply at varying levels. There is an increasing focus on using this fuel to reduce the carbon footprint of air travel. SAF can be produced from vegetable and waste oil feedstocks, such as our renewable corn oil. Additionally, ATJ technologies are emerging and being commercialized that use low-CI ethanol as a feedstock to produce SAF. In January 2023, Green Plains, United Airlines and Tallgrass formed a joint venture, Blue Blade Energy, to explore development and commercialization of ATJ SAF.
We have installed and are operating FQT MSC™ technology at five of our biorefineries. Through our value-added ingredients initiative, we produce Ultra-High Protein, a feed ingredient with protein concentrations of 50% or greater and yeast concentrations of 25%, increase production of renewable corn oil and produce other higher value products, such as post-MSC™ distillers grains. We successfully commercialized and completed full scale 60% protein production runs using FQT’s MSC™ system, which is our specialty feed ingredient branded as Sequence™.
In July 2023, we announced a technology collaboration with Equilon Enterprises LLC, which allows us to use FQT’s precision separation and processing technology with Shell Fiber Conversion Technology. The two technologies combine fermentation, mechanical separation and processing, and fiber conversion into one platform. This has the potential to liberate all of the remaining distillers corn oil currently bound in the fiber fraction of the corn kernel, generate cellulosic sugars for production of low-carbon ethanol, and enhance and expand available high protein to produce high-quality ingredients for global pet, livestock and aquaculture diets. Our collaboration completed the construction of a large demonstration facility at Green Plains York and began commissioning during 2024.
Our margins are highly dependent on commodity prices, particularly for ethanol, corn, distillers grains, Ultra-High Protein, renewable corn oil and natural gas. Since market price fluctuations among these commodities are not always correlated, ethanol production has been and may continue to be unprofitable at times. From time to time, we use a variety of risk management tools and hedging strategies to monitor real-time operating price risk exposure at each of our operations in an effort to obtain favorable margins, when available. Our profitability could be significantly impacted by price movements of the aforementioned commodities.
Executive Offices
Our executive offices are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, and our telephone number is (402) 884-8700. Our website is www.gpreinc.com. Information contained on our website is not a part of this prospectus.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), as well as information incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus. If any of these risks were to occur, our business, financial condition, results of operations or stock price could be materially adversely affected. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Information Regarding Forward Looking Statements.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of the common stock offered under this prospectus. Any proceeds from the sale of common stock under this prospectus will be received by the respective Selling Stockholder. However, upon any exercise of the Warrants by payment of cash, we will receive the exercise price of such Warrants. In addition, pursuant to the warrant agreements that govern the Warrants, we will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of common stock by the Selling Stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS
Beneficial Ownership
Up to 6,754,140 shares of common stock may be offered for resale by the Selling Stockholders under this prospectus.
Ancora Warrants
On May 7, 2025, we entered into a secured revolving credit facility with Ancora. Also executed as part of the credit facility, we issued the Ancora Warrants to certain affiliates of Ancora. The Ancora Warrants are exercisable at an exercise price of $0.01 per share, with an exercise period ending on May 7, 2035.
The Ancora Warrants provide an exercise right that allows the holder to exercise any portion of the Ancora Warrants, subject to the limitations set forth in the respective warrant agreement. The holder of a Ancora Warrants shall not have the right to exercise any portion of such Ancora Warrants otherwise exercisable to the extent that any such exercise would result in the holder of the Ancora Warrants and its affiliates, if acting as a group and required to aggregate their beneficial ownership of common stock pursuant to Section 13(d) of the Exchange Act, owning more than 19.8% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock issuable upon exercise of the Ancora Warrants (the “Ancora Beneficial Ownership Limitation”). In accordance with the terms of each warrant agreement governing the Ancora Warrants, this prospectus covers the resale of the maximum number of shares of common stock issuable upon the exercise of the Ancora Warrants, without regard to any limitations on the exercise of such Ancora Warrants, including the Ancora Beneficial Ownership Limitation.
BlackRock Warrants
Also on May 7, 2025, we entered into a supplemental indenture with certain funds and accounts managed by BlackRock, Inc. (“BlackRock”) with respect to our Junior Notes (as defined below). In connection with the supplemental indenture, we executed second amended and restated warrant agreements with BlackRock, covering an aggregate 2,000,000 BlackRock Warrants to purchase shares of common stock. The BlackRock Warrants pursuant to the second amended and restated warrant agreements are exercisable at an exercise price of $0.01 per share, with an exercise period ending on December 31, 2029.
On August 10, 2025, we amended and restated the indenture with respect to our $125 million junior secured mezzanine notes issued to BlackRock. In connection with the amended and restated indenture, we entered into a subscription agreement with BlackRock and issued 3,250,000 BlackRock Warrants to purchase shares of common stock at an exercise price of $0.01 per share, with an exercise period ending on August 10, 2035.
The BlackRock Warrants provide an exercise right that allows the holder to exercise any portion of the Warrant, subject to the limitations set forth in the respective warrant agreement. The holder of a BlackRock Warrant shall not have the right to exercise any portion of such BlackRock Warrant otherwise exercisable to the extent that any such exercise would result in (i) the holder of the BlackRock Warrant and its affiliates, if acting as a group and required to aggregate their beneficial ownership of common stock pursuant to Section 13(d) of the Exchange Act, owning more than 19.8% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock issuable upon exercise of the BlackRock Warrant (the “BlackRock Beneficial Ownership Limitation,” together with the Ancora Beneficial Ownership Limitation, the “Beneficial Ownership Limitations”). This prospectus covers the resale of the maximum number of shares of common stock issuable upon the exercise of the BlackRock Warrants, without regard to any limitations on the exercise of such BlackRock Warrants, including the BlackRock Beneficial Ownership Limitation.
The following table sets forth the number of shares of common stock being offered by the Selling Stockholders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described in this prospectus and the documents incorporated by reference herein, based on the assumptions that: (i) all shares of common stock registered for sale by this registration statement will be sold by or on behalf of the Selling Stockholders and (ii) no other shares of common stock will be acquired prior to completion of this offering by the Selling Stockholders. The following table also sets forth the number of shares known to us, based upon information furnished by, or on behalf of, the Selling Stockholders, to be beneficially owned by the Selling Stockholders as of August 11, 2025, assuming the full exercise of the Warrants and without regard to any limits on exercise, including the Beneficial Ownership Limitations. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Stockholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.
Holders of our common stock vote together as a single class. As of August 8, 2025, approximately 65,565,368 shares of common stock were outstanding and as of August 11, 2025, 6,754,140 shares of common stock were issuable upon exercise of the Warrants, subject to the Beneficial Ownership Limitations. The percentages in the table below assume the full exercise of the Warrants without regard for to any limits on conversion, including the Beneficial Ownership Limitations.
	Shares of Common Stock Beneficially Owned Before the Offering		Number of shares of Common Stock that may be sold hereby(2)	Number of Shares Beneficially Owned After the Offering
Selling Stockholder:	Shares	Voting Power(1)		Shares	Voting Power(1)
Ancora(3)	5,834,040	8.7%	1,504,140	4,329,900	6.6%
BlackRock, Inc.(4)	9,008,195	12.7%	5,250,000	3,758,195	5.7%

(1)
Represents percentage of voting power of our common stock.

(2)
Represents the number of shares being registered on behalf of the Selling Stockholder pursuant to this registration statement, which may be less than the total number of shares held by the Selling Stockholder.

(3)
Certain Selling Stockholders are affiliated with Ancora. These include Ancora Bellator Fund, LP, Ancora Catalyst, LP, Ancora Catalyst Institutional, LP, Ancora Merlin, LP and Ancora Merlin Institutional, LP. They may offer and sell from time to time 341,601, 59,565, 532,465, 30,937 and 539,572 shares of our common stock, issuable upon exercise of the Ancora Warrants held by each of such Selling Stockholders, respectively.

Shares beneficially owned prior to the offering reflect (A) (i) 364,641 shares of common stock directly beneficially owned by Ancora Bellator Fund, LP and (ii) 341,601 shares of common stock issuable upon exercise of the Ancora Warrants held by Ancora Bellator Fund, LP, (B) (i) 46,744 shares of common stock directly beneficially owned by Ancora Catalyst, LP and (ii) 59,565 shares of common stock issuable upon exercise of the Ancora Warrants held by Ancora Catalyst, LP, (C) (i) 568,378 shares of common stock directly beneficially owned by Ancora Catalyst Institutional, LP and (ii) 532,465 shares of common stock issuable upon exercise of the Ancora Warrants held by Ancora Catalyst Institutional, LP, (D) (i) 33,024 shares of common stock directly beneficially owned by Ancora Merlin, LP and (ii) 30,937 shares of common stock issuable upon exercise of the Ancora Warrants held by Ancora Merlin, LP, (E) (i) 575,965 shares of common stock directly beneficially owned by Ancora Merlin Institutional, LP and (ii) 539,572 shares of common stock issuable upon exercise of the Ancora Warrants held by Ancora Merlin Institutional, LP, (F) 400,904 shares of common stock beneficially owned directly by Ancora Impact Fund LP — Series Q, (G) 822,563 shares of common stock beneficially owned directly by Ancora Impact Fund — Series S, (H) 1,021,660 shares of common stock beneficially owned directly by Ancora Impact Fund SPC Ltd. — Segregated Portfolio H and (I) 496,021 shares of common stock held in a certain separately management account (the “Ancora Alternatives SMA”). Ancora’s beneficial ownership is further described in a Schedule 13D/A, filed with the SEC on May 9, 2025.
Ancora Alternatives LLC serves as investment manager and may be deemed to beneficially own the shares held by each of Ancora Bellator Fund, LP, Ancora Catalyst, LP, Ancora Catalyst Institutional, LP, Ancora Merlin, LP, Ancora Merlin Institutional, LP, Ancora Impact Fund LP — Series Q, Ancora Impact Fund LP — Series S, Ancora Impact Fund SPC Ltd. — Segregated Portfolio H and the Ancora Alternatives SMA.
The sole member of Ancora Alternatives LLC is Ancora Holdings Group, LLC, which may be deemed to beneficially own all shares beneficially owned by Ancora Alternatives LLC.
Ancora Holdings Group, LLC is controlled by its Chairman and Chief Executive Officer, Frederick DiSanto.
Mr. DiSanto may be deemed to beneficially own all shares beneficially owned by Ancora Holdings Group, LLC.
The principal business address of Mr. DiSanto and each of the entities listed in this footnote is C/O Ancora Holdings Group, LLC, 6060 Parkland Boulevard, Suite 200 Cleveland, OH, 44124.
(4)
The registered holders of the referenced shares are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc., BlackRock Global Allocation Collective Fund, BlackRock Total Return Bond Fund and Strategic Income Opportunities Bond Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts.

The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is: 50 Hudson Yards, New York, NY 10001.
Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
Material Relationships with Selling Stockholders
As further described in our Quarterly Report on Form 10-Q, filed with the SEC on May 8, 2025, and Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2025, we entered into a Cooperation Agreement on April 11, 2025 with Ancora Holdings Group, LLC, the sole member of Ancora Alternatives LLC, which provided for the expansion of our Board of Directors from eight directors to ten directors, the appointment of independent directors Steve Furcich, Carl Grassi, and Patrick Sweeney, and included a standstill, voting commitment and other customary provisions.
On May 7, 2025, the company entered into a secured $30 million revolving credit facility with Ancora Alternatives LLC, that, pursuant to its terms, was terminated with no borrowings outstanding on July 30, 2025. The facility bore interest at 10% on borrowings and had a 0.5% fee on the unused balance. Interest and fees were due on the 5th of each month. Also executed as part of the credit facility, we issued 1,504,140 Ancora Warrants at a strike price of $0.01 per share. The Ancora Warrants have a ten year exercise period.
On February 9, 2021, Green Plains SPE LLC, a wholly-owned special purpose subsidiary issued $125 million of junior secured mezzanine notes due 2026 (the “Junior Notes”) to BlackRock. The Junior Notes were amended on May 7, 2025, which extended the maturity date from February 9, 2026 to May 15, 2026. In connection with the amendment to the Junior Notes, we executed the second amended and restated warrant agreements with BlackRock. The BlackRock Warrants are exercisable at an exercise price of $0.01 per share, with an exercise period ending on December 31, 2029.

On August 10, 2025, we amended and restated the indenture with respect to the Junior Notes issued to BlackRock. The Junior Notes are secured by a pledge of the membership interests in and the real property owned by certain subsidiaries of Green Plains SPE LLC. The Junior Notes currently accrue interest at an annual rate of 11.75%, which rate is subject to periodic incremental increases. The Junior Notes have an unsecured parent guratnee from the Company and have certain limitations on distributions, dividends or laons to the Company unless there will not exist any event of default. In connection with the amended and restated indenture, we entered into a subscription agreement with BlackRock and issued 3,250,000 BlackRock Warrants to purchase shares of common stock at an exercise price of $0.01 per share, with an exercise period ending on August 10, 2035.
Any applicable prospectus supplement, amendment or other permissible disclosure document will also disclose whether a Selling Stockholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
The common stock is being registered to permit the Selling Stockholders to offer and sell such shares from time to time after the date of this prospectus. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the offering by the Selling Stockholders of the shares of common stock offered under this prospectus. However, upon any exercise of the by payment of cash, we will receive the exercise price of such Warrants. We will bear the fees and expenses incurred by us in connection with our obligation to register the common stock pursuant to the terms of each warrant agreement. If the shares are sold through underwriters or broker-dealers, we will not be responsible for underwriting discounts or commissions or agents’ commissions.
The Selling Stockholders may use any one or more of the following methods when disposing of the common stock pursuant to this prospectus or interests therein:
•
on the Nasdaq Global Market or any national securities exchange or quotation service on which shares of our common stock may be listed or quoted at the time of sale;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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in underwritten transactions;

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distributions to members, general partners and limited partners;

•
short sales effected after the date the registration statement of which this prospectus is a part becomes effective;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with a Selling Stockholder to sell a specified number of such common stock at a stipulated price per security; and

•
a combination of any such methods of sale or by any other legally available means.

In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by it and, if any Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. In connection with the sale of our common stock or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume.
The Selling Stockholders may also sell our common stock short and deliver these securities to close out its short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). A Selling Stockholder also may transfer the common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholder for purposes of this prospectus. The number of shares of common stock beneficially owned by a Selling Stockholder will decrease as and when it transfers its securities or defaults in performing obligations secured by such shares. The plan of distribution for the common stock offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, distributees, pledgees, affiliates, other secured parties or other successors in interest will be Selling Stockholders for purposes of this prospectus.
The aggregate proceeds to the Selling Stockholders from the sale of the common stock will be the purchase price of the common stock less discounts and commissions, if any.
In offering the common stock covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. If a Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, a Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
To the extent required, the common stock to be sold, the name of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
Under the securities laws of some states, if applicable, the common stock registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
The Selling Stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock offered in this prospectus by the Selling Stockholders. The anti- manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities for the common stock.
We cannot assure you that the Selling Stockholders will sell all or any portion of the common stock registered pursuant to this registration statement. The Selling Stockholders may have agreements with underwriters, dealers and agents to indemnify it against certain civil liabilities, including liabilities under the Securities Act, and to reimburse it for certain expenses.

DESCRIPTION OF COMMON STOCK
We are authorized to issue 150,000,000 shares of common stock, $0.001 par value per share. As of August 8, 2025, approximately 68,370,427 shares of common stock were issued and approximately 65,565,368 shares of common stock were outstanding, held of record by approximately 1,680 shareholders of record, not including beneficial holders whose shares are held in names other than their own. As of August 11, 2025, we had outstanding warrants to purchase an aggregate of 7,251,362 shares common stock, comprised of (i) the BlackRock Warrants to purchase 5,250,000 shares of common stock at an exercise price of $0.01 per share, (ii) the Ancora Warrants to purchase 1,504,140 shares of common stock at an exercise price of $0.01 per share and (iii) warrants to purchase 497,222 shares of common stock at an exercise price of $22.00 per share.
The following descriptions of our common stock and provisions of our Second Amended and Restated Articles of Incorporation, as amended (“Articles”), and our Fifth Amended and Restated Bylaws (“Bylaws”), are only summaries. We encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the SEC.
Dividends, Voting Rights and Liquidation
Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. Payments of dividends by our subsidiaries to Green Plains may be restricted by certain debt covenants. Future declarations of dividends are subject to approval by our board of directors and may be adjusted as business needs or market conditions change.
All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations.
Listing
Our common stock is listed under the symbol “GPRE” on The Nasdaq Global Market.
Transfer Agent and Registrar
Computershare Investor Services, LLC is the transfer agent and registrar for our common stock. Their address is 150 Royall Street, Suite 101, Canton, Massachusetts 02021, and their telephone number is (800) 962-4284.
Iowa Law and Certain Charter and Bylaw Provisions
The provisions of (1) Iowa law, (2) our Articles and (3) our Bylaws, discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that shareholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.
Iowa Statutory Law.   We are subject to the anti-takeover provisions of Section 490.1110 of the Iowa Business Corporation Act. In general, Section 490.1110 prohibits a publicly-held Iowa corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is, or the transaction in which the person became an interested shareholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 490.1110, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and, subject to certain exceptions, an “interested shareholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 10% or more of the corporation’s voting stock.
Moreover, under Section 490.1108A of the Iowa Business Corporation Act, in determining what he or she believes to be in the best interests of the company when considering an acquisition, merger or similar proposal, a director may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, creditors, customers and the communities in which we operate as well as long-term and short-term interests of the company and its shareholders, including the possibility that these interests may be best served by the continued independence of the company. The Iowa Business Corporation Act also provides that consideration “of any or all of the community interest factors is not a violation of the business judgment rule or of any duty of the director to the shareholders, or a group of shareholders, even if the director reasonably determines that a community interest factor or factors outweigh the financial or other benefits to the corporation or a shareholder or group of shareholders.” This provision may have anti-takeover effects in situations in which the interests of our stakeholders, other than shareholders, conflict with the short-term maximization of shareholder value.
The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 66 2∕3% of our outstanding voting stock. These provisions are likely to increase the time required for shareholders to change the composition of the board of directors.
Advance Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors.   Our Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a shareholder before a meeting of shareholders, the shareholder must first have given timely notice of the proposal or director nomination in writing to our Corporate Secretary. A shareholder’s notice generally must be delivered not less than 90 nor more than 120 days prior to the one-year anniversary of the prior year’s annual meeting; provided, however, that in the event of a special meeting or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be received by the company not earlier than the close of business on the 90th day prior to such meeting and not later than the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made. Detailed requirements as to the form of the notice and information included in the notice are specified in the Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.
Our Bylaws also permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our common stock continuously for a period of at least three years, to nominate for election to our Board and have such director nominations included in our proxy materials, a number of director candidates equal to the greater of (i) two individuals or (ii) 20% of our Board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified in the Bylaws. Under these procedures, notice must be received by our corporate secretary at our principal executive offices not less than 120 calendar days, and not more than 150 calendar days, prior to the one-year anniversary of the date that our proxy statement was released to shareholders in connection with the prior year’s annual meeting of shareholders. In accordance with our Bylaws, the shareholder notice must contain certain information about the candidate the shareholder(s) desires to nominate for election as a director, the shareholder(s) giving the notice and the beneficial owner(s), if any, on whose behalf the nomination is made.
Special Meetings of Shareholders.   Special meetings of the shareholders may be called only by our Chairman of the Board, Chief Executive Officer, President, the Board of Directors, or one or more shareholders of record that collectively own at least 20% of all of the outstanding shares entitled to vote at the proposed special meeting.
Shareholder Action by Written Consent.   Our Bylaws do not permit our shareholders to act by written consent, except where otherwise required by the Iowa Business Corporation Act, which requires written consents signed by holders of shares having not less than ninety percent of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted. Accordingly, the ability of shareholders to act by written consent is remote.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Husch Blackwell LLP, Omaha, Nebraska. Certain legal matters in connection with this offering will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS
The consolidated financial statements of Green Plains Inc. and subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available to the public on our website at www.gpreinc.com. The information contained on our website is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The Nasdaq Global Market under the symbol “GPRE.”
This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
1.
Our Annual Report on Form 10-K, filed on February 7, 2025, for the year ended December 31, 2024;

2.
Our Quarterly Reports on Form 10-Q, filed on May 8, 2025, for the three months ended March 31, 2025 and filed on August 11, 2025, for the three months ended June 30, 2025;

3.
Our Current Reports on Form 8-K, filed on February 7, 2025, February 28, 2025, March 4, 2025, April 15, 2025, April 22, 2025, May 8, 2025 and June 6, 2025; and

4.
The description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 16, 2005, including any amendment or report filed with the SEC for the purpose of updating this description, including any amendment or report filed with the Commission for the purpose of updating this description, including Exhibit 4.4 and Exhibit 4.5 of our Annual Report on Form 10-K for the year ended December 31, 2024.

You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by contacting our investor relations department at our principal executive offices, which are located at 1811 Aksarben Drive, Omaha, Nebraska 68106, Attention: Investor Relations; Telephone: (402) 884-8700.
To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities hereby are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supersedes such statement.

GREEN PLAINS INC.
6,754,140 shares of common stock Offered by the Selling Stockholders
Issuable Upon Exercise of Outstanding Warrants

PROSPECTUS

The date of this prospectus is August 13, 2025.